Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-240355) of TechnipFMC plc of our report dated March 5, 2021, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 2, as to which the date is September 8, 2021, relating to the financial statements and financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/PricewaterhouseCoopers
Houston, Texas
September 8, 2021